 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our report dated June 8, 2020 of Golden Matrix Group, Inc. relating to the consolidated financial statements as of January 31, 2020 and July 31, 2019 and 2018 and for the periods then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

Houston, TX
March 18, 2021